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                                                                    EXHIBIT 12.1
                        SANTA FE ENERGY RESOURCES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                THREE MONTHS ENDED
                                                                      MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                                ------------------- ------------------------------------------------
                                                                  1999      1998     1998        1997      1996      1995     1994
                                                                 -------   ------   --------    -------  --------   -------  -------
                                                                                   (IN MILLIONS, EXCEPT AS NOTED)
 Income (Loss) from Continuing Operations Before Income Taxes
     and Minority Interest                                       $ (17.3)  $ (5.2)  $ (162.9)   $  95.6  $   48.8   $  36.3  $  23.1
 Minority interest in majority owned subsidiary                       --       --         --       (4.7)     (1.3)       --       --
 Interest Expense                                                    5.5      2.1       14.8       17.1      32.4      26.7     23.9
 Amortization of Capitalized Interest                                0.6      0.6        2.8        2.8       6.3       6.0      2.7
                                                                 -------   ------   --------    -------  --------  --------  -------
 Earnings (Loss) Available for Fixed Charges                     $ (11.2)  $ (2.5)  $ (145.3)   $ 110.8  $   86.2   $  69.0  $  49.7
                                                                 -------   ------   --------    -------  --------  --------  -------

 Fixed Charges
     Interest Costs (a)                                          $   6.8   $  3.8   $   22.0    $  23.8  $   37.6   $  32.5  $  27.5

 Preferred Stock Dividend Requirement                                 --       --         --       19.3      61.3      20.3     15.8
                                                                 -------   ------   --------    -------  --------  --------  -------
     Combined Fixed Charges and Preferred Stock Dividends        $   6.8   $  3.8   $   22.0    $  43.1  $   98.9   $  52.8  $  43.3
                                                                 =======   ======   ========    =======  ========   =======  =======

 Ratio of Earnings (Loss) Available for Fixed Charges
     to Fixed Charges                                                N/A      N/A        N/A        4.7       2.3       2.1      1.8

 Amount by Which Fixed Charges Exceed
     Earnings (Loss) Available for Fixed Charges                 $  18.0   $  6.3   $  167.3        N/A       N/A       N/A      N/A

 Ratio of Earnings (Loss) Available for Fixed Charges
     to Combined Fixed Charges and Preferred Stock Dividends         N/A      N/A        N/A        2.6       N/A       1.3      1.2

 Amount by Which Combined Fixed Charges and
     Preferred Stock Dividends Exceed Earnings
     (Loss) Available for Fixed Charges                          $  18.0   $  6.3   $  167.3        N/A  $   12.7       N/A      N/A


(a) Includes interest expense, amounts capitalized and amortization of debt costs